                                                                      EXHIBIT 12

Baxter International Inc. and Subsidiaries

         Exhibit 12 - Computation of Ratio of Earnings to Fixed Charges
                    (unaudited - in millions, except ratios)

---------------------------------------------------------------------------------------------------------------
Years ended December 31,                          1997    1997     1996    1995    1995    1994    1993    1993
                                                           (C)                      (C)                     (C)
---------------------------------------------------------------------------------------------------------------
Income (loss) from continuing operations
    before income tax expense (benefit)          $ 523   $  875   $ 793   $ 524   $ 741   $ 559    ($74)  $ 472
---------------------------------------------------------------------------------------------------------------
Add:
    Interest costs                                 206      206     133     117     117     120     109     109
    Estimated interest in rentals (A)               29       29      27      29      29      31      31      31
---------------------------------------------------------------------------------------------------------------
Fixed charges as defined                           235      235     160     146     146     151     140     140
---------------------------------------------------------------------------------------------------------------
Interest costs capitalized                          (8)      (8)     (3)     (3)     (3)     (2)     (5)     (5)
Losses of less than majority owned
    affiliates, net of dividends                     0        0       8      10      10      18      27      27
---------------------------------------------------------------------------------------------------------------

Income as adjusted                               $ 750   $1,102   $ 958   $ 677   $ 894   $ 726   $  88   $ 634
===============================================================================================================

Ratio of earnings to fixed charges                3.19     4.69    5.99    4.64    6.12    4.80     (B)    4.53
===============================================================================================================

---------------------------------------------------------------------------------------------------------------
Nine months ended September 30,                                                                1998        1998
                                                                                                            (C)
---------------------------------------------------------------------------------------------------------------
Income before income tax expense                                                              $ 262       $ 687
---------------------------------------------------------------------------------------------------------------
Add:
    Interest costs                                                                              149         149
    Estimated interest in rentals (A)                                                            22          22
---------------------------------------------------------------------------------------------------------------
Fixed charges as defined                                                                        171         171
---------------------------------------------------------------------------------------------------------------
Interest costs capitalized                                                                       (3)         (3)
Losses of less than majority owned
    affiliates, net of dividends                                                                  0           0
---------------------------------------------------------------------------------------------------------------

Income as adjusted                                                                              430         855
===============================================================================================================

Ratio of earnings to fixed charges                                                             2.51        5.00
===============================================================================================================

(A)  Represents the estimated interest portion of rents.

(B) As a result of the loss incurred during this period, the Company's earnings did not cover the indicated fixed charges. The earnings required to attain a ratio of one-to-one are $52 million.

(C) Included in this exhibit are supplemental presentations of the ratio of earnings to fixed charges which exclude the following significant unusual charges:

     1998: $116 million acquired research and development charge, $178 million net litigation charge, $131 million exit and other reorganization costs charge.
     1997:  $352 million in-process research and development charge.
     1995: $103 million restructuring charge, $96 million net litigation charge and $18 million in-process research and development charge.
     1993: $216 million restructuring charge and $330 million net litigation charge.